Exhibit 99.1

FOR IMMEDIATE RELEASE

SulphCo to Transition to OTCQB Marketplace; New Trading Symbol SLPH effective Wednesday, June 15, 2011

Houston, June 14, 2011 (GLOBE NEWSWIRE) -- SulphCo, Inc. (the “Company” or “SulphCo”) (NYSE-Amex: SUF), a technology company with a patented ultrasound process designed to desulfurize liquid petroleum streams, today announced that trading of the Company’s common stock will cease trading on the NYSE Amex exchange effective prior to the Market open on June 15, 2011, with a formal delisting to follow.  (Please refer to the Company’s press release of June 7, 2011 for more information).  The Company has been informed that it is eligible for trading on the OTCQB Marketplace effective with the Market open on June 15, 2011 under the new trading symbol SLPH.

Operated by OTC Markets Group Inc., the OTCQB is a market tier for OTC traded companies that are registered and reporting with the Securities and Exchange Commission.  Investors will be able to view Real Time Level II stock quotes for the Company at http://www.otcmarkets.com under the ticker symbol SLPH.

About SulphCo, Inc.

Houston-based SulphCo has developed a patented safe and economic process employing ultrasound technology to alter the molecular structure of liquid petroleum streams. The overall process is designed to "upgrade" the quality of liquid petroleum streams by modifying and reducing the sulfur and nitrogen content making those compounds easier to process using conventional techniques, as well as reducing the density and viscosity.  For more information, please visit http://www.sulphco.com/.

From time to time, the Company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

For further information please contact:
Stanley W. Farmer
President and Chief Financial Officer
713-896-9100